Exhibit 10.1

CHINA KANGTAI CACTUS BIO-TECH COMPANY LIMITED
AND SUBSIDIARY

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

CHINA KANGTAI CACTUS BIO-TECH COMPANY LIMITED
AND SUBSIDIARY

Jimmy C.H. Cheung & Co
Certified Public Accountants
(A member of Kreston International)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

China Kangtai Cactus Bio-tech Company Limited and subsidiary

We have audited the accompanying balance sheets of China Kangtai Cactus Bio-tech Company Limited and subsidiary, as of December 31, 2004 (Consolidated) and 2003 and the related statements of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2004 (Consolidated) and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Kangtai Cactus Bio-tech Company Limited, as of December 31, 2004 (Consolidated) and 2003, and the profits of its operations and its cash flows for the years ended December 31, 2004 (Consolidated) and 2003, in conformity with accounting principles generally accepted in the United States of America.

JIMMY C.H. CHEUNG & CO

Certified Public Accountants

Hong Kong

Date: January 28, 2005, except for Note 12, which the date is June 10, 2005

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong
Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk
Website: http://www.jimmycheungco.com

CHINA KANGTAI CACTUS BIO-TECH COMPANY LIMITED
AND SUBSIDIARY

BALANCE SHEETS
AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

	Note	2004	2003
		(Consolidated)

ASSETS
CURRENT ASSETS
Cash and cash equivalents		$701,234	$142,398
Accounts receivable, net of allowances	2	429,866	386,801
Due from a related company		845,411	809,179
Due from a stockholder		—	4,831
Inventories, net	3	3,960,319	2,783,266
Other receivables		36,147	31,316
Total Current Assets		5,972,977	4,157,791

PROPERTY AND EQUIPMENT, NET	4	4,649,792	4,780,743

OTHER ASSETS
Intangible assets	5	827,536	940,580
Land use rights, net		55,658	56,865
TOTAL ASSETS		$11,505,963	$9,935,979

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable		$159,971	$152,356
Other payables and accrued liabilities	6	282,210	59,620
Notes payable	7	730,677	1,213,769
Other taxes payable		27	—
Value added tax payables		666,075	294,853
Total Current Liabilities		1,838,960	1,720,598

COMMITMENTS AND CONTINGENCIES		—	—

STOCKHOLDERS’ EQUITY
$1.00 par value, 20,000,000 shares authorized, 500,000 shares issued and outstanding	9	500,000	500,000
Additional paid-in capital		4,702,559	4,202,559
Retained earnings
Unappropriated		3,701,862	2,612,768
Appropriated		696,182	459,474
Due to stockholders		66,400	440,580
Total Stockholders’ Equity		9,667,003	8,215,381

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$11,505,963	$9,935,979

The accompanying notes are an integral part of these financial statements

CHINA KANGTAI CACTUS BIO-TECH COMPANY LIMITED
AND SUBSIDIARY

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

	2004	2003
	(Consolidated)

NET SALES	$6,447,510	$5,264,792

COST OF SALES	(4,257,305)	(3,506,952)

GROSS PROFIT	2,190,205	1,757,840

OPERATING EXPENSES
Selling expenses	298,165	221,826
General and administrative expenses	239,550	250,196
Professional fees	298,424	3,527
Depreciation	14,379	8,841
Amortization of land use rights	1,207	1,207
Amortization of intangible assets	113,044	113,043
Total Operating Expenses	964,769	598,640

INCOME FROM OPERATIONS	1,225,436	1,159,200

OTHER INCOME (EXPENSES)
Government grant	121,980	95,411
Interest income	180	136
Interest expenses	(21,543)	(17,137)
Other expenses	(251)	(184)
Total Other Income	100,366	78,226

INCOME FROM OPERATIONS BEFORE TAXES	1,325,802	1,237,426

INCOME TAX EXPENSE	—	—

NET INCOME	1,325,802	1,237,426

OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	—	—

COMPREHENSIVE INCOME	$1,325,802	$1,237,426

Net income per share-basic and diluted	$2.65	$2.47

Weighted average number of shares outstanding during the year- basis and diluted	500,000	500,000

The accompanying notes are an integral part of these financial statements

CHINA KANGTAI CACTUS BIO-TECH COMPANY LIMITED

AND SUBSIDIARY

STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

			Additional	Unappropriated	Appropriated
	Common Stock		paid-in	retained	retained	Due to
	Shares	Amount	capital	earnings	earnings	stockholders	Total

Balance at December 31, 2002	500,000	$500,000	$4,202,559	$1,560,956	$273,860	$440,580	$6,977,955

Net income for the year	—	—	—	1,237,426	—	—	1,237,426

Transfer of statutory and staff welfare reserves	—	—	—	(185,614)	185,614	—	—

Balance at December 31, 2003	500,000	500,000	4,202,55 9	2,612,768	459,474	440,580	8,215,381

Contribution by stockholders	—	—	500,000	—	—	—	500,000

Net income for the year	—	—	—	1,325,802	—	—	1,325,802

Repayment	—	—	—	—	—	(374,180)	(374,180)

Transfer of statutory and staff welfare reserves	—	—	—	(236,708)	236,708	—	—
Balance at December 31, 2004 (Consolidated)	500,000	$500,000	$4,702,559	$3,701,862	$696,182	$66,400	$9,667,003

The accompanying are an integral part of these financial statements

CHINA KANGTAI CACTUS BIO-TECH COMPANY LIMITED
AND SUBSIDIARY

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

	2004	2003
	(Consolidated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,325,802	$1,237,426
Adjusted to reconcile net income to cash provided by operating activities:
Depreciation - cost of sales	313,434	250,128
Depreciation-operating expenses	14,379	8,841
Amortization of land use rights	1,207	1,207
Amortization of intangible assets	113,044	113,043
Provision for doubtful debts	38,530	21,999
Changes in operating assets and liabilities (Increase) decrease in:
Accounts receivable, net allowances	(81,595)	(153,368)
Other receivable and prepaid expenses	(4,831)	(906)
Inventories	(1,177,053)	(371,970)
Increase (decrease) in:
Accounts payable	7,615	(115,002)
Other payables and accrued liabilities	222,590	18,954
Other tax payables	27	—
Value added tax payables	371,222	294,615
Net cash provided by operating activities	1,144,371	1,304,967

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(196,862)	(860,889)
Net cash used in investing activities	(196,862)	(860,889)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	500,000	—
Due from a stockholder	4,831	(4,831)
Due from a related company	(36,232)	(809,179)
Due to stockholders	(374,180)	—
Notes payable	(483,092)	416,668
Net cash used in financing activities	(388,673)	(397,342)

NET INCREASE IN CASH AND CASH EQUIVALENTS	558,836	46,736

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	142,398	95,662

CASH AND CASH EQUIVALENTS AT END OF YEAR	$701,234	$142,398

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expenses	$21,543	$17,137

The accompanying notes are an integral part of these financial statements

CHINA KANGTAI CACTUS BIO-TECH COMPANY LIMITED
AND SUBSIDIARY

NOTES TO THE FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)    Organization

China Kangtai Cactus Bio-tech Company Limited (“China Kangtai”) was incorporated in the British Virgin Islands (“BVI”) on November 26, 2004. Harbin Hainan Kangda Cacti Hygienical Foods Joint-Stock Co., Ltd. (“Harbin Hainan Kangda”) was incorporated in the People’s Republic of China (“PRC”) on December 30, 1998 as a company with limited liability and restructured as a joint stock company on July 7, 2004 under the laws of PRC.

China Kangtai is an investment holding company and Harbin Hainan Kangda’s principal activities are planting cactus, developing new types of cactus, producing and trading of cactus health foods and related products in the PRC.

During 2004, Harbin Hainan Kangda’s shareholders exchanged 100% of their ownership of Harbin Hainan Kangda for 500,000 shares of China Kangtai under a reorganization plan. The transfer has been accounted for as a reorganization of entities under common control as the companies were beneficially owned by principally identical stockholders and share common management.  The financial statements have been prepared as if the reorganization had occurred retroactively.  China Kangtai and Harbin Hainan Kangda are hereafter referred to as (the “Company”)

(B)     Principles of consolidation

The accompanying consolidated financial statements for 2004 include the accounts of the Company and its wholly owned subsidiary, Harbin Hainan Kangda. The financial statements for 2003 include the accounts of Harbin Hainan Kangda. All significant inter-company accounts and transactions have been eliminated on consolidation.

(C)     Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(D)    Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than 3 months.

(E)     Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.  An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customer and current relationships with them.

(F)     Inventories

Inventories are stated at lower of cost or market value, cost being determined on a first in first out method.  The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

(G)     Property and equipment

Property and equipment are stated at cost, less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets’ estimated useful lives.  The estimated useful lives are as follows:

Buildings	40 Years
Plant and machinery	12 Years
Motor vehicles	10 Years
Furniture, fixtures and equipment	8 Years

Land use rights are stated at cost, less accumulated amortization and are amortized over the term of the relevant rights of 50 years from the date of acquisition.

(H)    Long-lived assets

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the impairment or disposal of Long-Lived Assets”, long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long- lived assets. The Company reviews long-lived assets to determine that carrying values are not impaired.

(I)      Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, “Disclosure About Fair Value of Financial Instruments,” requires certain disclosures regarding the fair value of financial instruments. Trade accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments.

(J)      Intangible assets

Under the Statement of Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, all goodwill and certain intangible assets determined to have indefinite lives will not be amortized but will be tested for impairment at least annually.  Intangible assets other than goodwill will be amortized over their useful lives of 10 years and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

(K)    Revenue recognition

The Company recognizes revenue upon delivery or shipment of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.

The local agricultural department in Harbin, PRC approved a grant to the Company to encourage the planting of cactus. The Company recognizes the grant as revenue upon receipt from the local government.

(L)     Income taxes

PRC income tax is computed according to the relevant laws and regulations in the PRC.  The Company is organized in the People’s Republic of China and no tax benefit is expected from the tax credits in the future. The Company located its factories in a special economic region in China. This economic region allows these enterprises a two-year income tax exemption beginning in the December 2002 after they become profitable and a 50% income tax reduction for the following three years. No income tax expense has been recorded for 2004 and 2003 as the Company was exempt under the special economic region rules.

(M)   Foreign currency translation

The functional currency of the Company is the Chinese Renminbi (“RMB”).  Transactions denominated in currencies other than RMB are translated into United States dollars using year end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses.  Capital accounts are translated at their historical exchange rates when the capital transaction occurred.  Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder’s equity as other comprehensive income (loss). Cumulative translation adjustment amounts were insignificant at and for the years ended December 31, 2004 and 2003 as the RMB is pegged to the United States dollar.

(N)    Comprehensive income

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income (loss) in the statements of operations and stockholders’ equity. Cumulative translation adjustment amounts were insignificant and for the years ended December 31, 2004 and 2003.

(O)    Income share

Basic income per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year.  Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are no potentially dilutive securities for 2004 and 2003.

(P)     Segments

The Company operates in only one segment, thereafter segment disclosure is not presented.

(Q)    Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4”“ SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67,” SFAS No. 153, “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29,” and SFAS No. 123 (revised 2004), “Share-Based Payment,” were recently issued.  SFAS No. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

2.     ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2004 and 2003 consisted of the following:

	2004	2003

Accounts receivable	$490,395	$408,800
Less: allowance for doubtful accounts	(60,529)	(21,999)
Accounts receivable, net	$429,866	$386,801

For the years ended December 31, 2004 and 2003, provision for doubtful accounts recorded by the Company was $38,530 and $21,999 respectively.

3.     INVENTORIES

Inventories at December 31, 2004 and 2003 consisted of the following:

	2004	2003

Cactus stock	$3,486,358	$2,718,914
Work-in-progress	12,012	38,626
Finished goods	461,949	25,726
	3,960,319	2,783,266
Less: provision of obsolescence	—	—
	$3,960,319	$2,783,266

For the years ended December 31, 2004 and 2003, no provision for obsolete inventories was recorded by the Company.

4.     PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31:

	2004	2003

Buildings	$3,887,142	$3,887,142
Plant and machinery	1,331,045	1,260,282
Motor vehicles	211,588	87,818
Furniture and office equipment	10,995	8,667
	5,440,770	5,243,909
Less: accumulated depreciation	790,978	463,166
Property and equipment, net	$4,649,792	$4,780,743

Depreciation expenses for the years ended December 31, 2004 and 2003 were $327,813 and $258,969 respectively.

5.     INTANGIBLE ASSETS

Intangible assets related to registered patent rights and formulations of various cactus health and pharmaceutical products acquired by the Company from third parties; $888,889 were first acquired by the stockholders and injected into the Company at cost as registered capital in 2002 (note 9(A)) and $241,546 were acquired from third parties in 2002.

	2004	2003

Patents	$1,130,435	$1,130,435
Less: accumulated amortization	302,899	189,855
	$827,536	$940,580

The intangible assets are amortized over ten years on a straight line basis.  The amortization expense for both 2004 and 2003 was $113,044 and 113,043, respectively.

6.     OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December 31, 2004 and 2003 consist of the following:

	2004	2003

Other payables	$12,078	$12,078
Accrued liabilities	72,817	47,542
Professional fees due	197,315	—
	$282,210	$59,620

7.     NOTES PAYABLE

Balance at December 31:

	2004	2003
Note payable to a bank, interest rate of 5.7525% per annum, unsecured, due June, 2004	$—	$483,092
Note payable to a third party, unsecured, interest-free, due on demand	730,677	730,677
	$730,677	$1,213,769

8.     COMMITMENTS AND CONTINGENCIES

(A)    Employee benefits

The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits.  The total provisions and contributions made for such employee benefits was $5,757 and $4,618 for the years ended December 31, 2004 and 2003, respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

(B)     Operating leases commitments

The Company leases office and land spaces from third parties under fourteen operating leases which expire from April 8, 2005 to September 20, 2030.

As at December 31, 2004, the Company has outstanding commitments with respect to the above non-cancelable operating leases, which are due as follows:

2005	$139,280
2006	99,073
2007	47,238
2008	4,967
2009	1,440
Thereafter	51,695
$343,693

9.     SHAREHOLDERS’ EQUITY

(A)    Registered capital

In accordance with the Articles of Association of the Company, the registered capital of the Company at the date of incorporation of December 30, 1998 was $241,546 (RMB2,000,000) which was fully paid on December 8, 1998 in cash by the shareholders. The registered capital of the Company was subsequently increased to $4,444,444 (RMB36,800,000) by an increase of $4,202,898 (RMB34,800,000) on April 18, 2000. The increase in registered capital was paid for by the contribution of four patents transferred to the Company amounting to $888,889 (RMB7,360,000) in lieu of cash and the remaining balance has been fully paid in cash.

(B)     Appropriated retained earnings

The Company’s subsidiary, Harbin Hainan Kanda is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”).  Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital.  Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP.  The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.  Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

During 2004 and 2003, the Company’s subsidiary, Harbin Hainan Kanda appropriated $236,708 and $185,614 respectively to the reserve funds based on its net income under PRC GAAP.

10.   RELATED PARTY TRANSACTIONS

The Company had advanced funds totaling $4,831 to a stockholder as of December 31, 2003 as a short-term, unsecured and interest-free loan.  This loan was fully repaid in 2004.  The Company had advanced funds totaling $845,411 and $809,179 to a related company as of December 31, 2004 and 2003 respectively, unsecured, interest-free loan and repayable on demand.

The Company owed $66,400 and $440,580 to stockholders as of December 31, 2004 and 2003 respectively as short-term, unsecured and interest-free loans.

11.   CONCENTRATIONS AND RISKS

During 2004 and 2003, 100% of the Company’s assets were located in China and 100% of the Company’s revenues were derived from companies located in China.

12.   SUBSEQUENT EVENT

(A)    Plan of reorganization

On May 13, 2005, pursuant to a Stock Purchase Agreement, InvestNet, Inc. (“InvestNet”) sold 30,000,000 shares to China Kangtai for $300,000.  On the same date, InvestNet entered into an Agreement and Plan of Reorganization with the shareholders of China Kangtai to exchange 110,130,615 shares of InvestNet for 12% of the issued and outstanding stock of China Kangtai .  In addition, InvestNet issued a Convertible Promissory Note for $8,070,000 due on October 28, 2005 (“the Note”) for the remaining 88% of China Kangtai.  The Note is convertible into 14,248,395 (post a one for seventy reverse split) shares of InvestNet.  The Agreement and Plan of Reorganization was completed on June 3, 2005.  As of August 15, 2005 the Note has not been exercised.

(B)     Change of the name of the Company subsidiary

On March 22, 2005, the Company’s subsidiary changed its name to Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”) and restructured as a limited liability company.